Exhibit 99.(a)

WESTERN ASSET GLOBAL CREDIT DEFINED OPPORTUNITY FUND INC.

ARTICLES OF INCORPORATION

ARTICLE I

THE UNDERSIGNED, Tracy A. Bacigalupo, whose address is c/o DLA Piper LLP (US), 6225 Smith Avenue, Baltimore, Maryland 21209, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

ARTICLE II

NAME

The name of the corporation (which is hereinafter called the “Corporation”) is “Western Asset Global Credit Defined Opportunity Fund Inc.”

ARTICLE III

PURPOSE AND POWER

The purposes for which the Corporation is formed are (i) to conduct and carry on the business of a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and (ii) to engage in other lawful business or activity, whether or not related to the business described elsewhere in this Charter or to any other business at the time or theretofore engaged in by the Corporation.  The Corporation shall have all of the powers granted to corporations by the Maryland General Corporation Law now or hereafter in force.

ARTICLE IV

PRINCIPAL OFFICE AND RESIDENT AGENT

The post office address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.  The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, a Maryland corporation.  The post office address of the resident agent is 300 East Lombard Street, Baltimore, Maryland 21202.

ARTICLE V

CAPITAL STOCK

(1)           The total number of shares of capital stock that the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares, $0.001 par value per share, with an aggregate par value of One Hundred Thousand Dollars ($100,000), all of which One Hundred Million (100,000,000) shares are initially classified as “Common Stock.”  If shares of one class of capital stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

(2)           The Corporation may issue shares of capital stock in fractional denominations to the same extent as its whole shares.  Any fractional share shall carry proportionately the rights of a whole share including, without limitation, the right to vote, the right to receive dividends and distributions and the right to participate upon liquidation of the Corporation.  The holder of a fractional share shall not, however, have the right to receive a certificate representing fractional shares.

(3)           All persons who shall acquire shares of capital stock of the Corporation shall acquire the same subject to the provisions of this Charter and the By-Laws of the Corporation, as may be amended from time to time.

(4)           Unless otherwise expressly provided in this Charter, including any Articles Supplementary creating any class of capital stock, on each matter submitted to a vote of stockholders, each holder of a share of capital stock of the Corporation shall be entitled to one vote for each share standing in such holder’s name on the books of the Corporation, irrespective of the class thereof, and all shares of all classes of capital stock shall vote together as a single class; provided, however, that as to any matter with respect to which a separate vote of any class is required by the 1940 Act or any rules, regulations or orders issued thereunder, or the Maryland General Corporation Law, such requirement as to a separate vote by that class shall apply in lieu of a vote of all classes voting together as a single class as described above.

(5)           No holder of shares of capital stock of the Corporation by virtue of being such a holder shall have any preemptive or other right to purchase or subscribe for any shares of the Corporation’s capital stock or any other security that the Corporation may issue or sell other than a right that the Board of Directors in its discretion may determine to grant.

(6)           The Board of Directors shall have authority by resolution to classify and reclassify any authorized but unissued shares of capital stock from time to time (whether or not such shares have been previously classified or reclassified) by setting or changing, subject to the express terms of any class or series of stock of the Corporation outstanding at that time, in any one or more respects the class and series designations of shares of capital stock or by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series of the capital stock and causing the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”).  Any of the terms of any class or series of stock set or changed pursuant to this Article V may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.  To the extent permitted by Maryland law, the Board of Directors, without any action by the stockholders, may amend the Charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

(7)           Notwithstanding any provision of law requiring or permitting any action to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes of all classes or of any class of stock of the Corporation, such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter, except as otherwise provided in this Charter.

(8)           In the event of the liquidation or dissolution of the Corporation, the holders of the Common Stock of the Corporation’s stock shall be entitled to receive all the assets of the Corporation not attributable to other classes of stock through any procedures.  The assets so distributable to the stockholders shall be distributed among such stockholders in proportion to the number of shares of that class held by them and recorded on the books of the Corporation.

(9)           The Corporation shall not be obligated to issue certificates representing shares of capital stock.  At the time of issue or transfer of shares without certificates, the Corporation shall provide the stockholder with such information as may be required under the Maryland General Corporation Law and the Maryland Uniform Commercial Code - Investment Securities.

ARTICLE VI

BOARD OF DIRECTORS

(1)           The number of directors constituting the Board of Directors shall initially be one (1).  This number may be changed pursuant to the By-Laws of the Corporation, but shall at no time be less than the minimum number required under the Maryland General Corporation Law nor more than twenty-five (25).  The name of the initial director is:  R. Jay Gerken.

(2)           Beginning with the first annual meeting of stockholders of the Corporation (the “first annual meeting”) and if at such time the number of directors shall be three (3) or more, the Board of Directors of the Corporation shall be divided into three classes: designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.  At the first annual meeting, directors of Class I shall be elected to the Board of Directors for a term expiring at the next succeeding annual meeting of stockholders, directors of Class II shall be elected to the Board of Directors for a term expiring at the second succeeding annual meeting of stockholders and directors of Class III shall be elected to the Board of Directors for a term expiring at the third succeeding annual meeting of stockholders.  At each subsequent annual meeting of stockholders, the directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed and shall be elected for a term expiring at the time of the third succeeding annual meeting of stockholders subsequent to their election, or thereafter in each case when their respective successors are elected and qualified subject, however, to prior death, resignation, retirement, disqualification or removal from office.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes, as of the annual meeting of stockholders next succeeding any such change, by resolution of the Board of Directors so as to maintain the number of directors in each class as nearly equal as possible.  In no case shall a decrease in the number of directors shorten the term of any incumbent director.  Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the entire Board of Directors, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, whether or not sufficient to constitute a quorum, or by a sole remaining director; provided, however, that if the stockholders of any class of the Corporation’s capital stock are entitled separately to elect one or more directors, a majority of the remaining directors elected by that class or the sole remaining director elected by that class may fill any vacancy among the number of directors elected by that class.  A director elected by the Board of Directors to fill any vacancy in the Board of Directors shall serve until the next annual meeting of stockholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  At any annual meeting of stockholders, any director elected to fill any vacancy in the Board of Directors that has arisen since the preceding annual meeting of stockholders (whether or not any such vacancy has been filled by election of a new director by the Board of Directors) shall hold office for a term which coincides with the remaining term of the class to which such directorship was previously assigned, if such vacancy arose other than by an increase in the number of directors, and until his or her successor shall be elected and shall qualify.  In the event such vacancy arose due to an increase in the number of directors, any director so elected to fill such vacancy at an annual meeting shall hold office for a term which coincides with that of the class to which such directorship has been apportioned as heretofore provided, and until his or her successor shall be elected and shall qualify.

(3)           A director of the Corporation may be removed from office only for cause and then only by vote of the holders of at least seventy-five percent (75%) of the votes entitled to be cast for the election of directors.

(4)           In furtherance, and not in limitation, of the powers conferred by the laws of the State of Maryland, the Board of Directors is expressly authorized:

(i)            To make, alter or repeal the By-Laws of the Corporation, except as otherwise required by the 1940 Act.

(ii)           From time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the books and accounts of the Corporation, or any of them other than the stock ledger, shall be open to the inspection of the stockholders.  No stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by law or authorized by resolution of the Board of Directors.

(iii)          Without the assent or vote of the stockholders, to authorize the issuance from time to time of shares of the capital stock of any class of the Corporation, whether now or hereafter authorized, and securities convertible into shares of capital stock of the Corporation of any class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable.

(iv)          Without the assent or vote of the stockholders, to authorize and issue obligations of the Corporation, secured or unsecured, as the Board of Directors may determine, and to authorize and cause to be executed mortgages and liens upon the real or personal property of the Corporation.

(v)           To establish the basis or method for determining the value of the assets and the amount of the liabilities of the Corporation and the net asset value of each share of the Corporation’s capital stock.

(vi)          To determine what accounting periods shall be used by the Corporation for any purpose; to set apart out of any funds of the Corporation reserves for such purposes as it shall determine and to abolish the same; to declare and pay any dividends and distributions in cash, securities or other property from any funds legally available therefor, at such intervals as it shall determine; to declare dividends or distributions by means of a formula or other method of determination, at meetings held less frequently than the frequency of the effectiveness of such declarations; and to establish payment dates for dividends or any other distributions on any basis, including dates occurring less frequently than the effectiveness of declarations thereof.

(vii)         In addition to the powers and authorities granted in this Charter and by statute expressly conferred upon it, the Board of Directors is authorized to exercise all powers and do all acts that may be exercised or done by the Corporation pursuant to the provisions of the laws of the State of Maryland, the 1940 Act, this Charter and the By-Laws of the Corporation.

(5)           Any determination made in good faith, in the absence of actual receipt of an improper benefit in money, property or services, and in accordance with this Charter, if applicable, by or pursuant to the direction of the Board of Directors, with respect to the amount of assets, obligations or liabilities of the Corporation, as to the amount of net income of the Corporation from dividends and interest for any period or amounts at any time legally available for the payment of dividends, as to the amount of any reserves or charges set up and the propriety thereof, as to the time of or purpose for creating reserves or as to the use, alteration or cancellation of any reserves or charges (whether or not any obligation or liability for which the reserves or charges have been created has been paid or discharged or is then or thereafter required to be paid or discharged), as to the value of any security owned by the Corporation, as to the determination of the net asset value of shares of any class of the Corporation’s capital stock, or as to any other matters relating to the issuance, sale or other acquisition or disposition of securities or shares of capital stock of the Corporation, and any reasonable determination made in good faith by the Board of Directors whether any transaction constitutes a purchase of securities on “margin,” a sale of securities “short,” or an underwriting or the sale of, or a participation in any underwriting or selling group in connection with the public distribution of, any securities, shall be final and conclusive, and shall be binding upon the Corporation and all holders of shares of its capital stock, past, present and future, and shares of the capital stock of the Corporation are issued and sold on the condition and understanding, evidenced by the purchase of shares of capital stock or acceptance of share certificates, that any and all such determinations shall be binding as aforesaid.  No provision of this Charter shall be effective to require a waiver of compliance with any provision of the Securities Act of 1933, as amended, or the 1940 Act, or of any valid rule, regulation or order of the Securities and Exchange Commission under those Acts.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

(1)           To the maximum extent permitted by Maryland statutory or decisional law, as amended or interpreted, no current or former director or officer of the Corporation shall have any liability to the Corporation or its stockholders for money damages.  This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

(2)           The Corporation shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent that indemnification of directors is permitted by Maryland statutory or decisional law.  The Corporation shall indemnify and advance expenses to its officers to the same extent as its directors and may do so to such further extent as is consistent with law.  The Board of Directors may by By-Law, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland statutory or decisional law.  The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.  The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.  This indemnification applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

(3)           No provision of this Charter shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

(4)           References to the Maryland law in this Article VII are to that law as from time to time amended.  Neither the amendment nor repeal of this Article VII nor the adoption or amendment of any other provision of the Charter or By-Laws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE VIII

STOCKHOLDER VOTE; STOCKHOLDER PROPOSALS

(1)           Notwithstanding any other provision of this Charter, the affirmative vote of seventy-five percent (75%) of the entire Board of Directors and the affirmative vote of the holders of (i) eighty percent (80%) of the votes entitled to be cast thereon by stockholders of the Corporation, and (ii) in the case of a Business Combination (as defined below), 66 2/3% of the votes entitled to be cast thereon by stockholders of the Corporation other than votes entitled to be cast thereon by an Interested Party (as defined below) who is (or whose Affiliate (as defined below) is) a party to a Business Combination (as defined below) or an Affiliate or associate of the Interested Party, shall be required to advise, approve, adopt or authorize any of the following:

(i)            a merger, consolidation or statutory share exchange of the Corporation with or into another person;

(ii)           issuance or transfer by the Corporation (in one or a series of transactions in any 12 month period) of any securities of the Corporation to any person or entity for cash, securities or other property (or combination thereof) having an aggregate fair market value of $1,000,000 or more, excluding issuances or transfers of debt securities of the Corporation, sales of securities of the Corporation in connection with a public offering, issuances of securities of the Corporation pursuant to a dividend reinvestment plan adopted by the Corporation, issuances of securities of the Corporation upon the exercise of any stock subscription rights distributed by the Corporation and portfolio transactions effected by the Corporation in the ordinary course of business;

(iii)          sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Corporation (in one or a series of transactions in any 12 month period) to or with any person or entity of any assets of the Corporation having an aggregate fair market value of $1,000,000 or more except for portfolio transactions (including pledges of portfolio securities in connection with borrowings) effected by the Corporation in the ordinary course of its business (transactions within clauses (i), (ii) and (iii) above being known individually as a “Business Combination”);

(iv)          the voluntary liquidation or dissolution of the Corporation, or an amendment to this Charter to terminate the Corporation’s existence; or

(v)           unless the 1940 Act or federal law requires a lesser vote, any stockholder proposal as to specific investment decisions made or to be made with respect to the Corporation’s assets as to which stockholder approval is required under federal or Maryland law.

However, the stockholder vote described in Paragraph (1) of this Article VIII will not be required with respect to the foregoing transactions (other than those set forth in (v) above) if they are approved by a vote of seventy-five percent (75%) of the Continuing Directors (as defined below).  In that case, if Maryland law requires stockholder approval, the affirmative vote of a majority of the votes entitled to be cast shall be required.

(i)            “Continuing Director” means any member of the Board of Directors of the Corporation who is not an Interested Party or an Affiliate of an Interested Party and has been a member of the Board of Directors for a period of at least 12 months, or has been a member of the Board of Directors since September 17, 2009, or is a successor of a Continuing Director who is unaffiliated with an Interested Party and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

(ii)           “Interested Party” shall mean any person, other than an investment company advised by the Corporation’s initial investment manager or any of its Affiliates, which enters, or proposes to enter, into a Business Combination with the Corporation.

(iii)          “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(2)           Notwithstanding any other provision of this Charter, the affirmative vote of seventy-five percent (75%) of the entire Board of Directors shall be required to advise, approve, adopt or authorize the conversion of the Corporation from a closed-end company to an open-end company, and any amendments necessary to effect the conversion.  Such conversion or any such amendment shall also require the approval of the holders of seventy-five percent (75%) of the votes entitled to be cast thereon by stockholders of the Corporation unless approved by a vote of seventy-five percent (75%) of the Continuing Directors, in which event such conversion shall require the approval of the holders of a majority of the votes entitled to be cast thereon by stockholders of the Corporation.

(3)           For any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholders must have given timely notice thereof in writing to the Secretary of the Corporation in the manner and containing the information required by the By-Laws of the Corporation.  Stockholder proposals to be presented in connection with a special meeting of stockholders will be presented by the Corporation only to the extent required by Section 2-502 of the Maryland General Corporation Law and the By-Laws of the Corporation.

ARTICLE IX

LIMITED TERM OF EXISTENCE

(1)           The Corporation shall have a limited period of existence and shall cease to exist at the close of business on December 2, 2024, except that the Corporation shall continue to exist for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs. After the close of business on December 2, 2024, if the Corporation has not liquidated and wound up its business and affairs, the directors shall become trustees of the Corporation’s assets for purposes of liquidation with the full powers granted to directors of a corporation which has voluntarily dissolved under Subtitle 4 of Title 3 of the Maryland General Corporation Law or any successor statute as are necessary to liquidate the Corporation and wind up its affairs, including, without limitation, full power to collect and distribute the Corporation’s assets, to apply them to the payment, satisfaction and discharge of existing debts and obligations of the Corporation, including necessary expenses of liquidation and to distribute the remaining assets among the stockholders, but in no event with lesser powers than the powers granted by such subtitle granted under the Maryland General Corporation Law as of the date of incorporation of the Corporation.

(2)           The Board of Directors may, to the extent it deems it appropriate, adopt a plan of termination at any time during the twelve months immediately preceding December 2, 2024, which plan of termination may set forth the terms and conditions for implementing the termination of the Corporation’s existence under this Article IX.  Stockholders of the Corporation shall not be entitled to vote on the adoption of any such plan or the termination of the Corporation’s existence under this Article IX.

ARTICLE X

AMENDMENTS

(1)           The Corporation reserves the right from time to time to make any amendment to this Charter, now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in this Charter, of any outstanding capital stock of the Corporation by classification, reclassification or otherwise.  All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.

(2)           In addition to the voting requirements imposed by law or by any other provision of this Charter, the provisions set forth in this Article X, the provisions of Article III hereof, the provisions of Sections (1), (2) and (3) of Article VI hereof and the provisions of Articles VII, VIII and IX hereof may not be amended, altered or repealed in any respect, nor may any provision inconsistent with this Article X, the provisions of Article III hereof, the provisions of Sections (1), (2) and (3) of Article VI hereof or the provisions of Articles VII, VIII and IX hereof be adopted, unless such action is advised by seventy-five percent (75%) of the entire Board of Directors and approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes entitled to be cast by stockholders of the Corporation unless approved by a vote of seventy-five percent (75%) of the Continuing Directors, in which event such amendment shall require the approval of the holders of a majority of the votes entitled to be cast thereon by the stockholders of the Corporation.

IN WITNESS WHEREOF, I have adopted and signed these Articles of Incorporation and do hereby acknowledge that these Articles of Incorporation are my act.

/s/ Tracy A. Bacigalupo
Tracy A. Bacigalupo, Incorporator

Dated:  September 17, 2009

Consent of Resident Agent

I hereby consent to act as registered agent in Maryland for the entity named in the attached document.

The Corporation Trust Incorporated

By:	/s/ Billie J. Swoboda

Printed Name:	Billie J. Swoboda, V.P.